EXHIBIT 99.1

Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

CAL-MAINE FOODS, INC. REPORTS SECOND QUARTER FISCAL 2007 RESULTS

JACKSON, Miss. (January 3, 2007) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the second quarter and six months ended December 2, 2006.

Net sales for the second quarter of fiscal 2007 were $137.7 million compared with net sales of $138.3 million for the same quarter of fiscal 2006. The Company reported net income of $6.4 million, or $0.27 per basic share, for the second quarter of fiscal 2007 compared with a net loss of $685,000, or $0.03 per basic share, for the second quarter of fiscal 2006.

For the first six months of fiscal 2007, net sales were $253.0 million compared with net sales of $218.0 million for the prior-year period. The Company reported net income of $970,000, or $0.04 per basic share, for the first half of fiscal 2007 compared with a net loss of $8.8 million, or $0.37 per basic share, for the year-earlier period.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “All of our operations are running smoothly and egg demand was good during the second quarter, especially during the weeks leading up to Thanksgiving.  Supplies of eggs were adequate but tight enough to allow strong price increases during the last few weeks of the quarter.  We started the third quarter with profitable prices that continued through the Christmas holiday season.  Feed costs continue to be high due to demand for ethanol, but we believe higher egg prices will more than offset the increase in feed costs in the year ahead.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 30 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 PHONE 601-948-6813	▪	JACKSON, MISSISSIPPI 39207 FAX 601-969-0905

CALM Reports Second Quarter Fiscal 2007 Results

January 2, 2007

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	Dec. 2,	Nov. 26,	Dec. 2,	Nov. 26,
	2006	2005	2006	2005
Net sales	$137,737	$138,288	$253,045	$218,043
Gross profit	24,955	17,809	33,362	18,769
Operating income (loss)	10,497	1,080	4,434	(8,878)
Other income (expense)	(940)	(2,102)	(2,878)	(4,245)
Income (loss) before income taxes	9,557	(1,022)	1,556	(13,123)

Net income (loss)	$6,401	$(685)	$970	$(8,793)

Net income (loss) per common share:
Basic	$0.27	$(0.03)	$0.04	$(0.37)
Diluted	$0.27	$(0.03)	$0.04	$(0.37)

Weighted average shares outstanding:
Basic	23,503	23,495	23,503	23,495
Diluted	23,597	23,495	23,596	23,495

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands, except per share amounts)
	December 2,	June 3,
ASSETS	2006	2006
Cash and short-term investments	$21,364	$38,295
Receivables	43,745	24,955
Inventories	60,369	57,843
Other	2,630	4,585
Current assets	128,108	125,678

Fixed assets (net)	174,534	176,275
Other assets	15,164	15,165
Total assets	$317,806	$317,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long-term debt	$12,930	$11,902
Accounts payable and accrued expenses	44,325	34,642
Other current liabilities	5,435	6,884
Current deferred income taxes	11,690	11,450
Current liabilities	74,380	64,878

Deferred taxes and other liabilities	32,506	40,455
Long-term debt	90,650	92,010
Shareholders' equity	120,270	119,775
Total liabilities and shareholders' equity	$317,806	$317,118

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